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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated January 28, 1997, on our audits of the financial statements of i-STAT Corporation, included in the Company's annual report on Form 10-K for the year ended December 31, 1996. We also consent to the references to our firm under the caption "Experts".


Princeton, New Jersey
July 1, 1997